CONSENT

      We consent to incorporation by reference in Registration Statements No. 33-62087, No. 33- 57060, No. 33-28728, No. 33-20880, No. 33-34619, and 33-05265
on Forms S-8 of our report dated June 12, 1996, relating to the balance sheets of Technical Instrument Company as of December 31, 1995 and 1994 and the related statements of operations and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995, which report appears in the August 19, 1996 Current Report on Form 8-K/A of Zygo Corporation


GRANT THORNTON LLP


October 30, 1996
San Francisco, California